AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

This Amendment to the Investment Advisory Agreement (“Amendment”) is made retroactively as of February 1, 2017 by and between Granite Investment Advisors, Inc., with its principal place of business in Concord, New Hampshire (“Granite”), and Valued Advisers Trust, a Delaware statutory trust (the “Trust”).

WHEREAS, Granite and the Trust entered into an Investment Advisory Agreement (the “Agreement”) dated as of December 7, 2011;

WHEREAS, effective as of February 1, 2017, Granite was reorganized as a limited liability company and it changed its name to “Granite Investment Advisors, LLC” and, as a result, the parties desire to amend the Agreement to reflect the name change as provided herein;

NOW THEREFORE, the parties hereby agree as follows:

1. Amendment. All references in the Agreement to “Granite” or the “Advisor” shall be to “Granite Investment Advisors, LLC”.

2. Ratification and Confirmation of Agreement. Except as specifically set forth herein, all other terms of the Agreement in all respects shall remain in full force and effect.

3. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4. Defined Terms. Any capitalized word not otherwise defined in this Amendment shall have the meaning given to such word in the Agreement.

5. Modification and Governing Law. This Amendment may not be modified except by a writing signed by authorized representatives of the parties to this Amendment. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement effective as of the date first above written.

GRANITE INVESTMENT ADVISORS, LLC	VALUED ADVISERS TRUST
(formerly Granite Investment Advisors, Inc.)

By: /s/ Scott B. Schermerhorn	By: /s/ Carol J. Highsmith

Name: Scott B. Schermerhorn	Name: Carol J. Highsmith

Title: Principal	Title: Vice President